EXHIBIT 10.29

January 27, 2019
Mr. Scott Offer
8170 Doug Hill
San Diego, CA 92127

Dear Scott:
The offer letter dated June 14, 2016 between Scott Offer and Flex (the “Scott Offer Letter”) is hereby amended effective January 28, 2019 as follows:
Changes to Scott Offer Letter:
Work Location

Your new work location will be Flex San Diego Office 10805 Rancho Bernardo Rd, Suite 100, San Diego, CA 92127. If such an office will not exist in the future, you will be working from any future Flex San Diego office or in absence of that, from your home office. You agree that this change is agreeable to you and will not constitute a mandatory relocation under the terms of the Flex Ltd. Executive Severance Plan.
Additions to Scott Offer Letter:

Flex will reimburse you for business travel, including travel to and from our office in San Jose. Flex may provide you corporate housing or, if no corporate housing is provided, you may book reasonable accommodations in line with Flex corporate travel policies.
All reasonable expenses associated with travel or housing will be reimbursed through Workday expense processing, per policy. You will be responsible for, and agree to, indemnify and hold Flex harmless from and against any cost, damage, claim, liability or expense incurred by or claimed against Flex as a result of your use or occupancy of such leased housing and/or transportation in any manner inconsistent with or in violation of the terms of the applicable lease or agreement, including, without limitation, any damage to the leased housing, property or furnishings or failure to maintain or surrender the same in the condition required by the applicable lease or agreement.
If you agree with all the terms and conditions set forth in this letter, please sign below and return it to me.
Sincerely,
/s/ Paul Baldassari
Paul Baldassari
CHRO of Flex
OFFER ACCEPTANCE
I, Scott Offer, understand all the terms and conditions in this amendment letter. I agree by signing below that the Company has made no other promises other than what was in the Scott Offer Letter and the changes and additions outlined in this amendment letter and I accept this amendment.

/s/ Scott Offer	Jan 28th, 2019	N/A
Signature	Today’s Date	Start Date